Exhibit 10.1

SEPARATION, RELEASE, AND COOPERATION AGREEMENT

This Separation, Release, AND Cooperation Agreement (“Separation Agreement” or “Agreement”) is between Kellye Walker (“Employee”), an individual, and Deere & Company (the “Company”).

Employee’s employment with the Company will terminate effective as of July 17, 2026 (the “Separation Date”), subject to the terms below. Employee’s last day of work was May 19, 2026. Employee and the Company have agreed to settle any actual or potential disputes completely now and forever, and in consideration of Employee’s agreement to the terms of this Separation Agreement, the Company has agreed to provide Employee the severance payment, as described below, which Employee agrees is in addition to whatever compensation or benefits Employee is already entitled to receive from the Company.

1.In exchange for and in the consideration of Employee’s release of claims and other promises set forth in this Separation Agreement, the Company and the Employee agree to the following considerations:
(A)	Employee will be placed on a paid leave of absence from May 19, 2026 through July 17, 2026 (the “Paid Leave Period”). During the Paid Leave Period, Employee will receive a daily proration of monthly base pay (monthly pay being $71,400 (less applicable federal, state, and local tax withholdings)) in accordance with the Company’s regular payroll practices. Additionally, during the Paid Leave Period, Employee will be eligible for only the following active employee benefits: 401(k), healthcare insurance, and life insurance, all of which are subject to the terms and conditions of the applicable benefit plans and/or governing documents.
(B)	Within 38 calendar days after the Employee executes this Agreement, subject to the non-revocation of this Agreement, as described in Section 12, Employee will receive an initial severance payment of $1,000,000.00 (less applicable federal, state, and local tax withholdings).
(C)	Subject to Employee’s (i) continued cooperation with the Company pursuant to Section 15 for the six month period following the Separation Date, and (ii) continued compliance with the restrictive covenants set forth in Section 8 during the Restriction Period, within 15 calendar days after the end of the Restriction Period, Employee will receive an additional payment of $5,170,000.00 (less applicable federal, state, and local tax withholdings).
2.Employee’s heirs, successors, representatives and assigns hereby fully and forever release and discharge the Company, its parent, subsidiary and affiliated companies, and their respective officers, directors, employees, agents, insurers, consultants, successors and assigns from any and all demands, claims, charges, or suits, known or unknown, arising at any time up to the date Employee signs this Agreement, which Employee, Employee’s heirs, successors, representatives or assigns have or may have against the Company, its parent, subsidiary or affiliated companies (an “affiliated company” or “affiliate” as used in this Agreement means any company or other entity in which the Company has an ownership interest), and/or their respective officers, directors, agents, employees, insurers, consultants, successors or assigns, regardless of what the claims are based upon and whether such claims arise or could arise under common law, tort law, contract law, and quasi-contract law (including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress) the labor laws or employment discrimination laws, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), Employee Retirement Income Security Act (ERISA), (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Equal Pay Act, the Worker Adjustment and Retraining Notification Act (WARN), the Families First Coronavirus Response Act, and the Coronavirus Aid, Relief, and Economic Security Act, including all amendments thereto, and any claims or rights arising under the state statutes, laws, and/or regulations identified in Attachment A of this Agreement as applicable, or under any other statute, rule, ordinance, or administrative regulation, whether of federal, state or local origin. Employee also agrees to waive any right to bring, maintain, participate as a member or representative in, receive notice of, or recover any relief from any class, collective, or representative action against the Company and/or any released parties to the fullest extent under law. Employee further agrees that if Employee is included within a class, collective, or representative action, Employee will opt-out of the action or refrain from opting in. All matters released and discharged are collectively referred to as “Released Claims.”

Employee expressly understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) and that this waiver and release is knowing and voluntary.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any claim or right Employee may have under COBRA; (ii) any claim or right Employee may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right Employee may have under this Agreement; or

(vii) any claim that is not otherwise waivable under applicable law. In addition, nothing herein shall prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or similar federal or state agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3, Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, Employee hereby assigns it to the Company and/or the Company will be entitled to an offset for the payments made pursuant to Section 1 of this Agreement.

3.Nothing in this Separation Agreement, including the limitation on disclosures, confidentiality or release of claims clauses, restricts or prohibits Employee from initiating communications directly with, cooperating with, responding to any inquiries from, providing testimony before, participating in or otherwise assisting in an action or proceeding by, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a federal, state or local government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from testifying or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, compelled by subpoena or similar legal process, or otherwise protected by law. Further, nothing in this Agreement precludes Employee from disclosing information relating to workplace issues, or from assisting coworkers or former coworkers, or from communicating with others, including third parties, a union, or the NLRB, about this Agreement or Employee’s employment, nor does this Agreement in any way restrict Employee from otherwise exercising Employee’s Section 7 rights under the NLRA. However, to the maximum extent permitted by law, Employee is waiving the right to receive any individual monetary relief from the Company or any others covered by the release of claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief, Employee hereby assigns it to the Company and/or the Company will be entitled to an offset for the payments made pursuant to Section 1 of this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Employee does not need to notify the Company that Employee has engaged in such conduct. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any Regulator, information Employee came to learn during the course of Employee’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, Employee recognizes that Employee’s ability to disclose information may be limited or prohibited by applicable law and the Company does not consent to disclosures that would violate applicable law.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

4.Employee agrees to return all property belonging to the Company (including without limitation all keys, access codes, and passwords associated with such property), including electronically stored documents or files and storage devices, physical documents or files, identification cards or badges, laptops, computers, cell phones, hand-held electronic devices, credit cards and any other Company property in Employee’s possession as of Employee’s last day of work. Employee agrees to fully cooperate with the Company with respect to: (a) any Company inquiries about any deletion, manipulation, removal or exfiltration of Company data or information from the Company’s systems or devices; and (b) the permanent deletion of any Company material (data or information) on any personal device or cloud service. Employee further acknowledges and agrees that Employee no longer has access to and does not claim ownership of any of the Company’s cloud storage or social media accounts. Notwithstanding the above, Employee may retain her personnel, compensation, benefit, tax, and payroll records.
5.Employee agrees that, following Employee’s Separation Date, Employee will refrain from applying for or accepting employment with the Company, or any parent, subsidiary or affiliate of the Company identified in Attachment C, and agrees that in the event Employee makes application for employment in violation of this Separation Agreement, Employee’s application legitimately and lawfully may be denied solely on that ground. Employee further agrees that any acceptance of employment with any entity identified in Attachment C by the Employee is a violation of this Agreement and Employee lawfully and legitimately may be terminated solely on that ground.
6.Subject to Section 3, Employee agrees that Employee shall not at any time make any written or verbal comments or statements that are deliberately or maliciously false or made with reckless disregard for the truth or falsity of the statement, regarding the Company or their products. The Company agrees to instruct the individuals identified in Attachment E not to, during their employment or affiliation with the Company, nor instruct or direct any other person to, make any written or verbal comments or statements that are deliberately or maliciously false or made with reckless disregard for the truth or falsity of the statement, regarding Employee or her employment.

7.Subject to Section 3, Employee agrees that Employee will not use or give to others any trade secrets, confidential, or privileged information belonging to the Company or others with whom the Company does business. Examples of what may be considered as trade secrets or confidential information are designs, processes, systems, financial data, Company policies, customer information, sales and marketing data and plans, computer programs, writings, research and development information, plant closures or modifications, product or production engineering data, plans, and strategies. To the extent Employee executed an Employee Innovation and Proprietary Information Agreement, Employee Confidentiality and Intellectual Property Agreement, Non-Disclosure Agreement, or other agreement requiring confidentiality obligations to the Company (collectively, “Confidentiality Agreement”), Employee hereby acknowledges the existing obligations contained in the Confidentiality Agreement, which is hereby incorporated by this reference and agrees to be bound by the Confidentiality Agreement on an ongoing basis.
8.Employee acknowledges and agrees that the Company is engaged in a highly competitive and global business, and by virtue of Employee’s employment with the Company, Employee has had access to and possession of confidential and proprietary information regarding the Company’s global operations and, therefore, Company will suffer immediate and irreparable harm if Employee was to engage in the activity described in Sections 8(a) and 8(b) below (regardless of geographic location) following the Separation Date. Accordingly, in exchange for the consideration provided under this Agreement, Employee agrees to the following covenants:
(a)	Non-Solicitation of Employees/Consultants. Employee agrees that during the Paid Leave Period and for the six-month period following the Separation Date (the “Restriction Period”), Employee will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person to change or terminate their relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than three months shall have elapsed between the last day of such person’s employment or service with the Company and the first day of such solicitation or hiring or attempt to solicit or hire. Consultants or independent contractors shall not include outside law firms, lawyers, legal-service providers, or professional service providers.
(b)	Non-Solicitation of Business Relationships. Employee agrees that during the Restriction Period, Employee will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of a Competitive Business, any actual or prospective dealer of the Company with whom Employee has engaged as part of Employee’s services to the Company within the final 12 months of her employment, or regarding whom Employee learned, non-public confidential or proprietary information during Employee’s employment or service with the Company. The term “Competitive Business” means any activities or services with respect to the design, manufacture, or sale of technology, machinery, equipment or service parts which compete with the technology, machinery, equipment or service parts designed, manufactured or sold by the Company during Employee’s employment by the Company and (i) that are similar to the activities Employee has performed at any time during the last three years of Employee’s employment with the Company, or (ii) about which Employee obtained and/or had access to non-public confidential and proprietary information of the Company.

(c)	Non-Competition. Employee acknowledges that, in the course of Employee’s employment and by virtue of Employee’s position as a senior executive, Employee has had access to highly confidential, proprietary, and competitively sensitive information regarding the Company’s business, strategy, operations, customers, suppliers, and workforce. Employee further acknowledges and agrees that the restrictions set forth herein are (1) reasonable and necessary to protect the Company’s legitimate business interests, and (2) do not restrict, minimize, or limit Employee’ ability to practice law. Accordingly, Employee agrees that during the Paid Leave Period and during the Restriction Period, Employee will not, directly or indirectly, whether as an employee, consultant, advisor, partner, investor (other than as a passive holder of less than two percent (2%) of any publicly traded company), or in any other non-legal capacity: (i) engage in, perform services for, or otherwise participate in any Competitive Business; or (ii) undertake any role or responsibilities with a Competitive Business that would reasonably be expected to result in the use or disclosure of the Company’s confidential or proprietary information. For purposes of this Agreement, “Competitive Business” shall mean the entities, including any of their parents, subsidiaries, or affiliates, identified in Attachment D. Employee agrees that the foregoing restrictions shall apply on a worldwide basis, recognizing the global scope of the Company’s business and Employee’s role therein. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from (1) being employed by a diversified organization that conducts a Competitive Business so long as Employee is not engaged in, and has no direct or indirect responsibilities relating to, the Competitive Business unit, or (2) engaging in the practice of law in any capacity. Employee acknowledges that the duration, scope, and geographic reach of this covenant are reasonable and necessary to protect the Company’s legitimate business interests and that the consideration provided under this Agreement is sufficient to support these restrictions.

(d)	The parties agree that the covenants set forth above, to the extent they relate to the practice of law, shall be interpreted consistent with the Illinois Supreme Court Rules of Professional Responsibility, including but not limited to, Rules 1.6, 1.9, ad 5.6.
9.The parties agree that any violation of Sections 4, 5, 6, 7 or 8 of this Separation Agreement by Employee or any agent of Employee will cause irreparable damage to the Company and that it would be exceedingly difficult, if not impossible, to ascertain with certainty the monetary damages the Company would suffer as a result of such breach. However, it is not a violation of those sections for Employee to engage in privileged communications or to respond truthfully to service of process, subpoena, or other legally required communications. Subject to these qualifications, the parties agree that a violation of such provisions constitutes a material breach of this Agreement, and if a violation occurs, the breaching party shall be given written notice and a reasonable opportunity to cure. The Company shall be entitled to injunctive relief to restrain Employee or anyone acting on Employee’s behalf from violating this Agreement, in addition to monetary damages (including the return of the compensation received under this Agreement), and the costs of such suit, including attorney and expert witness fees. The parties further agree that if Employee violates the provisions of Section 7 or 8 of this Separation Agreement, all payments not yet made in accordance with Section 1(B) shall cease and the Company may require that Employee promptly repay any amounts already paid pursuant to Section 1(B).
10.Employee agrees that: (i) Employee has received all entitlements due from the Company relating to Employee’s employment with the Company, including, but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any unpaid personal leave for which Employee was eligible and entitled, and that no other entitlements are due to Employee other than accrued and unused vacation pay or as otherwise set forth in this Separation Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by Employee pursuant to applicable law.
11.Employee acknowledges and agrees that Employee has read and fully understands and appreciates the legal consequences of executing this Separation Agreement; that Employee was given a copy of this Agreement and afforded at least 45 calendar days to consider this Agreement (and its Attachment B) before signing; that changes to the Company’s offer contained in this Agreement will not restart the 45-day consideration period; that the Company advises the Employee to consult with legal counsel before signing this Agreement; that Employee has consulted with legal counsel of Employee’s own choice (or at least has had ample opportunity to do so) before signing this Agreement; and that Employee has signed this Agreement voluntarily without pressure or coercion.
12.Employee understands that Employee may change Employee’s mind and may revoke this Separation Agreement for a period of seven calendar days following the day this Agreement is signed. Revocation must be in writing and mailed or delivered, before the end of the seven calendar day revocation period to the Company, to Andrew Moline, VP, Total Rewards, One John Deere Place, Moline, IL 61265. This Agreement may not be enforced until after the revocation period has expired.

13.Employee has received a listing (as Attachment B hereto) of the ages and job titles of employees in the Decisional Unit, described in Attachment B, who were selected for termination and eligible to receive severance pay in exchange for signing a release of claims, and the employees who were not selected for termination and not eligible to receive severance pay and benefits in exchange for signing a release of claims.
14.It is understood and agreed that neither the execution of this Separation Agreement nor the terms of the Agreement constitute an admission of liability or wrongdoing by either party, and such liability or wrongdoing is expressly denied. It is further understood and agreed that no person shall use this Agreement or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
15.Employee agrees that Employee shall reasonably cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters Employee has knowledge about or has been involved with during Employee’s employment with the Company. The Company shall reimburse Employee for reasonable and documented travel and related costs incurred in connection with her cooperation. Employee’s agreement to this provision is a material inducement to the Company to enter into the Agreement and to pay the consideration described herein.
16.Consistent with Company bylaws and applicable indemnification agreements, the Company agrees to indemnify and defend Employee from all claims related to acts or omissions during her service, including but not limited through advancement, contribution, defense, director and officer (D&O) insurance, fiduciary liability insurance, professional liability coverage, excess liability coverage, and related protections. Those rights should be no less favorable than the protections provided to similarly situated current or former officers, directors, executives, fiduciaries, or employees.
17.Upon request by any prospective employer, the Company agrees to provide a neutral employment reference for Employee, which shall be limited to confirming Employee's dates of employment, position(s) held, and final salary. Unless required by law, regulation, subpoena, or court order, the Company shall not provide any other information, whether oral or written, positive or negative, regarding Employee's job performance or the reasons for the termination of their employment, to any party including but not limited to insurers, plan administrators, prospective employers, or search firms. Requests for references shall be directed to the Chief People Officer or her successor(s). The Company also agrees not to oppose Employee’s application for unemployment benefits.

18.This Separation Agreement and all matters arising out of or relating to this Agreement and Employee’s employment or termination of employment with the Company, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Illinois (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either the Company or Employee to enforce this Agreement shall be brought only via binding arbitration at the American Arbitration Association (“AAA”) in Chicago, Illinois, with the option to appear remotely, pursuant to the AAA Employment Rules in effect as of the date this Agreement is executed.
19.This Separation Agreement contains all the terms and conditions agreed upon, and unless otherwise stated herein supersedes all other agreements, oral or otherwise, regarding the subject matters set forth in this Agreement. If any part of this Agreement other than Section 2 is deemed invalid or unenforceable, it shall be considered severed and deleted from this Agreement entirely without affecting any of the other terms and conditions of this Agreement, which shall remain in full force and effect as written. Section 2 shall at all times be considered an essential provision of this Agreement for all purposes. Employee agrees that no other representations, promises, or agreements have been made or are being relied upon in voluntarily signing this Agreement. This Agreement may not be modified, altered, or changed except in writing, with specific reference to this Agreement, signed by both Employee and the Company.
20.It is the intention of the parties that payments or benefits payable under this Agreement comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), and not be subject to the additional tax imposed pursuant to Section 409A. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A, and in no event shall the Company or any of its affiliates or subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Separation Agreement on the date so indicated.

DEERE & COMPANY

/s/ Kellye L. Walker	By:	/s/ Felecia J. Pryor
Kellye Walker	Title:	Senior Vice President & CPO

Date: July 17, 2026		Date: July 17, 2026

THE COMPANY HEREBY ADVISES YOU TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOICE BEFORE SIGNING THIS SEPARATION AGREEMENT AND RELEASE. THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK